CERTIFICATE OF AMENDMENT

TO THE THIRD AMENDED AND RESTATED BY-LAWS

OF

FORWARD INDUSTRIES, INC.

The undersigned, being the duly acting and appointed Secretary of Forward Industries, Inc., a New York corporation (the “Company”), hereby certifies that the board of directors of the Company (the “Board”) amended and restated Section 202 of ARTICLE II of the Third Amended and Restated By-laws of Forward Industries, Inc. (the “Bylaws”) in its entirety to read as follows, effective as of the date set forth below:

“Section 202. Annual Meetings.  The annual meeting of the shareholders for the election of directors and the transaction of such other business as may properly come before the meeting shall be held each year on a date designated by the Board of Directors, and at such time and place as may be fixed by resolution of the Board of Directors and stated in the notice of meeting.”

The undersigned, being the duly acting and appointed Secretary of the Company, hereby certifies that the Board amended and restated Section 801 of ARTICLE VIII of the Bylaws in its entirety to read as follows, effective as of the date set forth below:

“Section 801. Amendments. These By-Laws may be altered or amended or repealed by (a) the affirmative vote of a majority of the stock issued and outstanding and entitled to vote thereat, at any annual meeting of the shareholders or at any special meeting of the shareholders if notice of the proposed alteration or amendment or repeal be contained in the notice of such special meeting, or (b)  the affirmative vote of a majority of the Board of Directors at any regular meeting of the Board of Directors, or at any special meeting of the Board of Directors if notice of the proposed alteration or amendment or repeal be contained in the notice of such special meeting; provided, however, that the shareholders pursuant to clause (a) of this Section 801 may at any time limit the power of the board of Directors to amend, alter, or repeal any by-law adopted by the shareholders.”

Dated:  February 8, 2012

/s/ Adam W. Finerman__________ Name: Adam W. Finerman
Title: Secretary